UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment no. 1)

                            Innovasive Devices, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45766K 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 45766K 10 4                                                                      Page 2 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          InterWest Partners V, LP
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          California
----------------------------- -------- --------------------------------------------------------------------------------
         NUMBER OF               5     SOLE VOTING POWER
          SHARE
   BENEFICIALLY OWNED BY               671,363
 EACH REPORTING PERSON WITH   -------- --------------------------------------------------------------------------------
                                 6     SHARED VOTING POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       671,363
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          671,363
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.3%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 2 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 45766K 10 4                                                                      Page 3 of 14 Pages
         ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          InterWest Management Partners V, L.P.
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          California
----------------------------- -------- --------------------------------------------------------------------------------
         NUMBER OF               5     SOLE VOTING POWER
          SHARES
   BENEFICIALLY OWNED BY               671,363
 EACH REPORTING PERSON WITH   -------- --------------------------------------------------------------------------------
                                 6     SHARED VOTING POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       671,363
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       0
---------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          671,363
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.3%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 3 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 45766K 10 4                                                                      Page 4 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Alan W. Crites
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------- -------- --------------------------------------------------------------------------------
         NUMBER OF               5     SOLE VOTING POWER
          SHARES
   BENEFICIALLY OWNED BY               0
 EACH REPORTING PERSON WITH   -------- --------------------------------------------------------------------------------
                                 6     SHARED VOTING POWER

                                       675,727
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       0
                               -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       675,727
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          675,727
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.4%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 4 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 45766K 10 4                                                                      Page 5 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Philip T. Gianos
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------- -------- --------------------------------------------------------------------------------
         NUMBER OF               5     SOLE VOTING POWER
          SHARES
   BENEFICIALLY OWNED BY               0
 EACH REPORTING PERSON WITH   -------- --------------------------------------------------------------------------------
                                 6     SHARED VOTING POWER

                                       671,363
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       671,363
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          671,363
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.3%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 5 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 45766K 10 4                                                                      Page 6 of 14 Pages
         ------------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Wallace R. Hawley
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------- -------- --------------------------------------------------------------------------------
         NUMBER OF               5     SOLE VOTING POWER
          SHARES
   BENEFICIALLY OWNED BY               0
 EACH REPORTING PERSON WITH   -------- --------------------------------------------------------------------------------
                                 6     SHARED VOTING POWER

                                       675,727
                               -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       675,727
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          675,727
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.4%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 6 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 45766K 10 4                                                                      Page 7 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          W. Scott Hedrick
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------- -------- --------------------------------------------------------------------------------
         NUMBER OF               5     SOLE VOTING POWER
          SHARES
   BENEFICIALLY OWNED BY               0
 EACH REPORTING PERSON WITH   -------- --------------------------------------------------------------------------------
                                 6     SHARED VOTING POWER

                                       675,727
                               -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       0
                               -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       675,727
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          675,727
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.4%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 7 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 45766K 10 4                                                                      Page 8 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          W. Stephen Holmes
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]

--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------- -------- --------------------------------------------------------------------------------
         NUMBER OF               5     SOLE VOTING POWER
          SHARES
   BENEFICIALLY OWNED BY               0
 EACH REPORTING PERSON WITH    -------- --------------------------------------------------------------------------------
                                 6     SHARED VOTING POWER

                                       675,727
                              -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       0
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       675,727
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          675,727
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.4%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 8 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 45766K 10 4                                                                      Page 9 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Robert R. Momsen
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------- -------- --------------------------------------------------------------------------------
         NUMBER OF               5     SOLE VOTING POWER
          SHARES
   BENEFICIALLY OWNED BY               2,500
 EACH REPORTING PERSON WITH   -------- --------------------------------------------------------------------------------
                                 6     SHARED VOTING POWER

                                       675,727
                               -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       2,500
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       675,727
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          678,227
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.4%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 9 of 14 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No. 45766K 10 4                                                                      Page 10 of 14 Pages
          -----------
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          Arnold L. Oronsky
--------- -------------------------------------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a) [ ]
                                                                                                         (b) [ ]
--------- -------------------------------------------------------------------------------------------------------------
   3      SEC USE ONLY

--------- -------------------------------------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
----------------------------- -------- --------------------------------------------------------------------------------
         NUMBER OF               5     SOLE VOTING POWER
          SHARES
   BENEFICIALLY OWNED BY               0
 EACH REPORTING PERSON WITH    -------- --------------------------------------------------------------------------------
                                 6     SHARED VOTING POWER

                                       671,363
                               -------- --------------------------------------------------------------------------------
                                 7     SOLE DISPOSITIVE POWER

                                       0
                               -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       671,363
--------- -------------------------------------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          671,363
--------- -------------------------------------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- -------------------------------------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.3%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 10 of 14 pages

Item 1.

(a)      Name of Issuer: Innovasive Devices, Inc. ("Issuer")


(b)      Address of Issuer's Principal Executive Offices:

         734 Forest Street
         Marlborough, MA 01752-3032

Item 2.

(a)      Name of Person(s) Filing:

         InterWest Partners V, L.P. ("IWP V")
         InterWest Management Partners V, L.P. ("IMP V")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         Wallace R. Hawley ("Hawley")
         W. Scott Hedrick ("Hedrick")
         W.    Stephen Holmes ("Holmes")
         Robert R. Momsen ("Momsen")
         Arnold L. Oronsky ("Oronsky")


(b) Address of Principal Business Office or, if none, Residence:

         3000 Sand Hill Road
         Building 3, Suite 255
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:

         IWP V:       California
         IMP V:       California
         Crites:      United States
         Gianos:      United States
         Hawley:      United States
         Hedrick:     United States
         Holmes:      United States
         Momsen:      United States
         Oronsky:     United States


(d)      Title of Class of Securities: Common Stock

(e)      CUSIP Number: 45766K 10 4

Item 3.        Not applicable.


                               Page 11 of 14 pages

Item 4         Ownership.

------ ------------- ---------- ---------- ------------- ---------- ------------- --------------
                                                                                      Other
                                                                                   Individuals
                       IWP V      IMP V       Gianos      Oronsky      Momsen           *
------ ------------- ---------- ---------- ------------- ---------- ------------- --------------
(a)    Beneficial
       Ownership       671,363    671,363       671,363    671,363     678,227**      675,727**
------ ------------- ---------- ---------- ------------- ---------- ------------- --------------
(b)    Percentage
       of Class           7.3%       7.3%          7.3%       7.3%          7.4%           7.4%
------ ------------- ---------- ---------- ------------- ---------- ------------- --------------
(c)    Sole Voting
       Power           671,363    671,363             0          0         2,500              0
------ ------------- ---------- ---------- ------------- ---------- ------------- --------------
       Shared
       Voting
       Power                 0          0       671,363    671,363       675,727        675,727
------ ------------- ---------- ---------- ------------- ---------- ------------- --------------
       Sole
       Dispositive
       Power           671,363    671,363             0          0         2,500              0
------ ------------- ---------- ---------- ------------- ---------- ------------- --------------
       Shared
       Dispositive
       Power                 0          0       671,363    671,363       675,727        675,727
------ ------------- ---------- ---------- ------------- ---------- ------------- --------------

*Individuals included in this column are Crites, Hawley, Hedrick, and Holmes

**Includes 4,364 shares of Issuer's Common stock held by InterWest Investors V, a general partnership, of which Crites, Hawley, Hedrick, Holmes and Momsen are general partners

Item 5.        Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP V, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable

EXHIBITS

A.    Joint Filing Statement

                              Page 12 of 14 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 1998


INTERWEST PARTNERS V, L.P.

By:    InterWest Management Partners V, L.P.              ----------------------
                                                          Alan W. Crites
       By:
          -----------------------------------
           General Partner                                ----------------------
                                                          Philip T. Gianos
INTERWEST MANAGEMENT PARTNERS V, L.P.
                                                          ----------------------
By:                                                       Wallace R. Hawley
       --------------------------------------
       General Partner
                                                          ----------------------
                                                          W. Scott Hedrick


                                                          ----------------------
                                                          W. Stephen Holmes


                                                          ----------------------
                                                          Robert R. Momsen


                                                          ----------------------
                                                          Arnold L. Oronsky




                             Page 13 of 14 Pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 1998


INTERWEST PARTNERS V, L.P.


By:    InterWest Management Partners V, L.P.              ----------------------
                                                          Alan W. Crites
       By:
          ---------------------------------
           General Partner                                ----------------------
                                                          Philip T. Gianos
INTERWEST MANAGEMENT PARTNERS V, L.P.
                                                          ----------------------
By:                                                       Wallace R. Hawley
   ----------------------------------------
       General Partner
                                                          ----------------------
                                                          W. Scott Hedrick


                                                          ----------------------
                                                          W. Stephen Holmes


                                                          ----------------------
                                                          Robert R. Momsen


                                                          ----------------------
                                                          Arnold L. Oronsky

                              Page 14 of 14 pages